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                                                                     Exhibit A


                                    AGREEMENT

     This Agreement between Sepracor Inc. ("Sepracor") and BioSepra Inc. ("BioSepra") has been entered into as of March 29, 1996.

     A. THE LOANS.

          1. DESCRIPTION OF THE LOANS.

               1.1. LOANS. Sepracor agrees to loan to BioSepra on and as of the date hereof a principal amount of $3,500,000. In addition, Sepracor agrees to loan to BioSepra from time to time until March 29, 1997, such sums (being a multiple of $1,000,000) as BioSepra shall request but which shall not exceed in the aggregate principal amount $2,000,000. Any loan made hereunder not repaid or converted pursuant to Section 3 herein by March 29, 2000 (the "Maturity Date") shall be due and payable on the Maturity Date.

               1.2. THE NOTE.

                    (a) The loans made hereunder shall be evidenced by a single Note, in the form of EXHIBIT A (the "Note"), payable to Sepracor and dated as of the date hereof.

                    (b) Sepracor shall, and is hereby irrevocably authorized by BioSepra to, endorse on the schedule forming a part of the Note or otherwise in its records appropriate notations evidencing the date and the amount of each loan made pursuant to Section 1.1 (each of which will be evidenced by the Note) and the date and amount of each payment of principal made by BioSepra with respect thereto. No failure on the part of Sepracor to make any endorsement of a notation as provided in this subsection (b) shall in any way affect any loan made hereunder or the obligations of Sepracor or BioSepra with respect thereto.

               1.3. INTEREST. The loans hereunder shall accrue and bear interest at a rate per annum set forth in the Note (the "Interest Rate"). On the Maturity Date of the Note (unless payment is accelerated pursuant to Section 4 herein), if any portion of the interest has not been converted by Sepracor pursuant to
Section 3 herein, BioSepra will pay to Sepracor the full amount of the accrued but unpaid interest.

               1.4. PREPAYMENT OF PRINCIPAL AND INTEREST. The principal indebtedness represented by this Note and interest accrued but unpaid thereon may not be prepaid.

               1.5. PAYMENT AT MATURITY. On the Maturity Date of the Note (unless such payment is accelerated pursuant to Section 4 herein), if any portion of the Loans has not been converted by Sepracor pursuant to Section 3 herein, BioSepra will pay to Sepracor an amount equal to the indebtedness evidenced by the Note then due, together with all accrued and unpaid interest thereon and all obligations in respect thereof then outstanding.

               1.6. METHOD OF PAYMENT. All payments of principal and interest shall be made at Sepracor's principal executive offices in immediately available funds, free and clear of, or deduction or withholding for, any taxes or other payments.


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               1.7. SUBORDINATION.

                    (a) The indebtedness evidenced by the Note, and the payment of the principal thereof, and any interest thereon, is wholly subordinated, junior and subject in right of payment, to the extent and in the manner hereinafter provided, to the prior payment of all Senior Indebtedness of BioSepra now outstanding or hereinafter incurred. "Senior Indebtedness" means the principal of, and premium, if any, and interest on all indebtedness of BioSepra for monies borrowed from banks, trust companies, and other financial institutions, including commercial paper and accounts receivable sold or assigned by BioSepra to such institutions. Nothing in this Section 1.7 shall impair, as between BioSepra and Sepracor, the obligation of BioSepra, which is unconditional and absolute, to pay to Sepracor the principal thereof and interest thereon, in accordance with the terms of the Note, nor shall anything herein prevent Sepracor from exercising all remedies otherwise permitted by applicable law or hereunder upon default, subject to the rights set forth above of holders of Senior Indebtedness to receive cash, property or securities (other than securities of BioSepra issuable upon conversion) otherwise payable or deliverable to Sepracor.

                    (b) Subject to the terms of this Agreement, BioSepra may make payments of the principal of, and any interest or premium on, this Note, if at the time of payment, and immediately after giving effect thereto, (i) there exists no default in any payment with respect to any Senior Indebtedness and
(ii) there shall not have occurred an event of default (other than a default in the payment of amounts due thereon) with respect to any Senior Indebtedness, as defined in the instrument under which the same is outstanding, permitting the holders thereof to accelerate the maturity thereof, other than an event of default which shall have been cured or waived or shall have ceased to exist.

          2. CONDITIONS TO REVOLVING LOAN. The obligation of Sepracor to make the loans hereunder shall be subject to receipt by Sepracor of the executed Note.

          3. CONVERSION.

               3.1. GENERAL. The Note shall be subject to optional conversion by Sepracor. Sepracor shall have the right, at any time and from time to time, to convert the outstanding principal amount of the note and interest accrued and unpaid thereon into fully paid and non-assessable shares of Common Stock, $.01 par value per share (the "Common Stock"), of BioSepra at the rate (the "Conversion Rate") of one share of Common Stock for principal and unpaid interest thereon in an amount equal to $4.05 per share (the "Conversion Price") pursuant to this Section 3.1. Sepracor shall send written notice (the "Notice") of its intent to convert to BioSepra at its principal executive office together with the Note. The Notice shall also state the name or names (with address) in which the certificate or certificates for shares of Common Stock shall be issued.

               3.2. SURRENDER OF NOTE AND DELIVERY OF CERTIFICATES. When surrendered for conversion the Note shall, unless the shares issuable upon conversion are to be issued in the same name as the name in which the Note is then registered, be duly endorsed by, or accompanied by instruments of transfer in form reasonably satisfactory to BioSepra duly executed by Sepracor or its duly authorized attorney. As promptly as practicable after the

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surrender of the Note for conversion and the receipt of the notice specified above, BioSepra shall deliver or cause to be delivered at its principal executive office to Sepracor, or on Sepracor's written order, a certificate or certificates for the number of full shares issuable upon the conversion of the Note, or portion hereof, in accordance with the provision hereof. Such conversion shall be deemed to have been made upon the date of the Notice (the "Conversion Date") and Sepracor shall be deemed to have become on the Conversion Date the holder of record of the securities represented thereby. If less than the entire outstanding principal amount of the Note is being converted, a new Note shall promptly be delivered to Sepracor for the unconverted principal balance and shall be of like tenor as to all terms as the Note surrendered.

               3.3. CONSOLIDATION OR MERGER. If, prior to conversion of the Note, BioSepra shall at any time consolidate or merge with another corporation (other than a merger or consolidation in which (i) BioSepra is the surviving corporation, and (ii) shares of stock of BioSepra are neither exchanged for or converted into nor represent the right to receive consideration as a result of the merger or consolidation), the right of Sepracor to convert the Note pursuant to this Section 3 shall terminate immediately prior to such merger or consolidation.

               3.4. FRACTIONAL SHARES. No fractional shares of Common Stock shall be issuable upon conversion of the Note, but a payment in cash will be made in respect of any fraction of a share which would otherwise be issuable upon the surrender of the Note, or portion hereof, for conversion. Such payment shall be based on the fair market value of the Common Stock at the time of conversion of the Note, as determined in good faith by the Board of Directors.

               3.5. RIGHT TO CONVERT. Subject to the provisions of subsection
3.3 above and the other terms and conditions of this Agreement, Sepracor shall have the right to convert any amount outstanding under the Note at any time up to and including the Maturity Date (or such earlier date if the Note is accelerated pursuant to Section 4 herein), in whole and in part.

               3.6. SECURITIES ACT OF 1933; REGISTRATION RIGHTS.

                    (a) Upon conversion of the Note, Sepracor agrees to execute and deliver to BioSepra an instrument, in form satisfactory to BioSepra, representing that the shares issuable upon conversion hereof are being acquired for investment and not with a view to distribution within the meaning of the Securities Act of 1933, as amended.

                    (b) REGISTRATION RIGHTS.

                         1. At any time after BioSepra becomes eligible to file
a Registration Statement on Form S-3 (or any successor form relating to secondary offerings), Sepracor may request BioSepra, in writing, to effect the registration on Form S-3 (or such successor form), of shares of BioSepra Common Stock having an aggregate offering price of at least $5,000,000 (based on the then current public market price). If Sepracor intends to distribute the shares of BioSepra Common Stock by means of an underwriting, Sepracor shall so advise BioSepra in its request. Upon receipt of any such request, BioSepra shall as expeditiously as possible use its best efforts to effect the registration on Form S-3 (or such successor form) of all shares of BioSepra Common Stock which Sepracor has been requested to so register.

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                         2. BioSepra shall not be required to effect more than
two registrations in accordance with this Section of the Agreement. If at the time of any request to register shares of BioSepra Common Stock pursuant to this Section of the Agreement, BioSepra is engaged in any other activity which, in the good faith determination of BioSepra's Board of Directors, would be adversely affected by the requested registration to the material detriment of BioSepra, then BioSepra may at its option direct that such request be delayed for a period not in excess of six months from the date of commencement of such other material activity, such right to delay a request to be exercised by BioSepra not more than once in any two-year period. Sepracor shall pay all of the expenses of any such registration.

          4. DEFAULT. Subject to the subordination provisions of Section 1.7, the entire unpaid principal of this Note and the interest then accrued on this Note shall become and be immediately due and payable upon written demand of Sepracor, without any other notice or demand of any kind or any presentment or protest, if any one of the following events ("Events of Default") shall occur and be continuing at the time of such demand, whether voluntarily or involuntarily, or, without limitation, occurring or brought about by operation of law or pursuant to or in compliance with any judgment, decree or order of any court or any order, rule or regulation of any governmental body:

                    (a) If BioSepra (i) makes a composition or an assignment for the benefit of creditors or trust mortgage, (ii) applies for, consents to, acquiesces in, files a petition seeking or admits (by answer, default or otherwise) the material allegations of a petition filed against it seeking the appointment of a trustee, receiver or liquidator, in bankruptcy or otherwise, of itself or of all or a substantial portion of its assets, or a reorganization, arrangement with creditors or other remedy, relief or adjudication available to or against a bankrupt, insolvent or debtor under any bankruptcy or insolvency law or any law affecting the rights of creditors generally, or (iii) admits in writing its inability to pay its debts generally as they become due; or

                    (b) If an order for relief shall have been entered by a bankruptcy court or if a decree, order or judgment shall have been entered adjudging BioSepra insolvent, or appointing a receiver, liquidator, custodian or trustee, in bankruptcy or otherwise, for it or for all or a substantial portion of its assets, or approving the winding-up or liquidation of its affairs on the grounds of insolvency or nonpayment of debts, and such order for relief, decree, order or judgment shall remain undischarged or unstayed for a period of sixty
(60) days; or if any substantial part of the property of BioSepra is sequestered or attached and shall not be returned to the possession of BioSepra or such subsidiary released from such attachment within sixty (60) days.

          5. COVENANTS OF BIOSEPRA. BioSepra agrees to maintain sufficient authorized capital stock to permit conversion of the Loan, or any portion thereof, to Common Stock during the term of this Agreement.

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          6. GENERAL.

               6.1. SUCCESSORS AND ASSIGNS. This Agreement, and the obligations and rights of each party hereunder, shall be binding upon and inure to the benefit of such party and their respective heirs, successors and assigns.

               6.2. RECOURSE. Recourse under this Agreement and the Note shall be to the general unsecured assets of BioSepra only and in no event to the officers, directors or stockholders of BioSepra.

               6.3. CURRENCY. All payments shall be made in such coin or currency of the United States of America as at the time of payment shall be legal tender therein for the payment of public and private debts.

               6.4. NOTICES. All notices, requests, consents and demands shall be made in writing and shall be mailed postage prepaid, or delivered by hand, to BioSepra or to the holder hereof at their respective addresses set forth below or to such other address as may be furnished in writing to the other party hereto:

                   If to Sepracor:    Sepracor Inc.
                                      33 Locke Drive
                                      Marlborough, MA  01752
                                      Attention:  President

                   If to BioSepra:    BioSepra Inc.
                                      140 Locke Drive
                                      Marlborough, MA  01752
                                      Attention:  President

               6.5. SATURDAYS, SUNDAYS, HOLIDAYS. If any date that may at any time be specified in this Agreement as a date for the making of any payment of principal or interest under the Note shall fall on Saturday, Sunday or on a day which in Boston, Massachusetts shall be a legal holiday, then the date for the making of that payment shall be the next subsequent day which is not a Saturday, Sunday or legal holiday.

               6.6. FORCE MAJEURE. Neither party shall be liable hereunder for failure to carry out its obligations hereunder where such delay or failure shall have been due wholly or in part to the elements, acts of God, fires, floods, epidemics, riots, strikes, lockouts, or any other cause beyond its reasonable control.

               6.7. GOVERNING LAW. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the Commonwealth of Massachusetts.

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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed under seal and delivered as of the date first above written.

                                       SEPRACOR INC.



                                       By: /S/ TIMOTHY J. BARBERICH
                                          ________________________________
                                          Timothy J. Barberich, President


                                       BIOSEPRA INC.



                                       By: /S/ JEAN-MARIE VOGEL
                                          ____________________________________
                                          Jean-Marie Vogel, President




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